SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant      ☑
Filed by a party other than the Registrant       ☐
Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to section 240.14a-12
MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

(Name of Registrant as Specified in Its Charter)
Registrant

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
     ☐ Fee paid previously with preliminary materials:
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount previously paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing party:
     (4) Date filed:

April 14, 2006
Dear Shareholder:
     You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation, Inc. scheduled for 1:30 P.M. local time on Tuesday, May 16, 2006 at Alverno College, 3401 South 39th Street, Milwaukee, Wisconsin. The meeting will take place in Wehr Hall. For your convenience, a map of Alverno College is provided on the back of the Proxy Statement. Wehr Hall is building number 2 on the map. Please enter parking lot A at the southwest corner of the Alverno campus from Morgan Avenue.
     The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders.
     The proxy statement contains one shareholder proposal which your Board of Directors believes is not in the best interest of our shareholders. Your Board urges you to vote against the proposal.
     Your Board of Directors and the Merchants and Manufacturers Bancorporation, Inc. management team look forward to greeting you and discussing the condition of your Corporation with you.
     Whether or not you plan on attending the meeting, please be sure to sign, date and return the enclosed proxy card so that your shares will be represented. You may vote your shares via telephone or internet as well by following the instructions set forth on the enclosed proxy card. If you attend the meeting, you may revoke your proxy and vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely yours,

By:	/s/ Michael J. Murry

Michael J. Murry
Chairman of the Board of Directors and
Chief Executive Officer

Enclosure

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2006
TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC:
The Annual Meeting (the “Annual Meeting”) of Shareholders of Merchants and Manufacturers Bancorporation, Inc. (“Merchants”), will be held at Alverno College, Wehr Hall, 3401 South 39th Street, Milwaukee, Wisconsin, on Tuesday, May 16, 2006, at 1:30 p.m., local time, for the purpose of considering and voting on:
1.	The election of four Directors to serve until the annual meeting of shareholders in the year 2009 as Class II Directors. Management’s nominees are named in the accompanying Proxy Statement.
2.	The approval of the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan.
3.	A shareholder proposal requesting Merchants’ Board of Directors to take certain actions to determine if shareholder value would be maximized through the sale of Merchants.
4.	Such other business as may properly come before the meeting and all adjournments thereof.
Shareholders of record at the close of business on March 27, 2006 are entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the Annual Meeting in person.
Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope. It is important that your shares be represented at the meeting, whether your holdings are large or small. If you do attend the meeting, or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.
The Board recommends a vote FOR items 1 and 2.
The Board recommends a vote AGAINST item 3.

New Berlin, Wisconsin	By Order of the Board of Directors of
April 14, 2006	Merchants and Manufacturers Bancorporation, Inc.

	By:	/s/ Michael J. Murry

Michael J. Murry, Chairman of the Board of Directors
and Chief Executive Officer

VOTING OF PROXIES AND REVOCABILITY
RECORD DATE AND VOTING SECURITIES
SHAREHOLDER PROPOSALS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ANNUAL REPORT
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF MANAGEMENT
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
CORPORATE GOVERNANCE MATTERS
DIRECTOR COMPENSATION
CERTAIN TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
BENEFIT PLANS
PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE MATTERS
STOCK PRICE PERFORMANCE GRAPH
INDEPENDENT PUBLIC ACCOUNTANTS
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2 APPROVAL OF 2006 STOCK INCENTIVE PLAN
PROPOSAL 3 SHAREHOLDER PROPOSAL REGARDING THE SALE OF MERCHANTS
THE MERCHANTS BOARD OF DIRECTORS OPPOSES THIS RESOLUTION FOR THE REASONS STATED BELOW IN THE BOARD OF DIRECTORS RECOMMENDATION SECTION
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL
FORWARD-LOOKING STATEMENTS
OTHER MATTERS

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
5445 South Westridge Drive, P.O. Box 511160, New Berlin, WI 53151
PROXY STATEMENT
ANNUAL MEETING – MAY 16, 2006
VOTING OF PROXIES AND REVOCABILITY
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants and Manufacturers Bancorporation, Inc., hereinafter called “Merchants” or the “Corporation,” to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 2006, at 1:30 P.M., local time, at Alverno College, Wehr Hall, 3401 South 39th Street, Milwaukee Wisconsin, and at any adjournment(s) thereof (the “Annual Meeting”).
The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that directors, officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. This Proxy Statement and the accompanying proxy are being sent to Merchants’ shareholders commencing on or about April 14, 2006.
Shares owned through participation in Merchants’ Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.
The presence, in person or by proxy, of a majority of the shares of Merchants Common Stock, $1.00 par value per share (the “Common Stock”), outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Under Wisconsin law, directors are elected by plurality, meaning the four individuals receiving the largest number of votes are elected as directors. Approval of each other matter specified in the Notice of Annual Meeting requires, under Wisconsin law, the number of votes cast in favor of such proposal to exceed the number of votes cast against such proposal. Abstentions and broker non-votes (shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.
Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted (1) “FOR” the election of management’s nominees listed in the attached proxy as directors, (2) “FOR” the adoption and approval of the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”) and (3) “AGAINST” the shareholder proposal requesting Merchants’ Board of Directors to take certain actions to determine if shareholder value would be maximized through the sale of the Corporation. The Board of Directors knows of no business which will be presented to the Annual Meeting other than the matters referred to in the accompanying Notice of Annual

Meeting. However, if additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment in such matters.
Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire. Shareholders of record can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement. The Internet and telephone voting facilities will close at 11:59 p.m. (eastern time) on the day before the annual meeting date. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.
RECORD DATE AND VOTING SECURITIES
The Board of Directors has fixed the close of business on March 27, 2006 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock of which 3,702,180 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.
Each share of Common Stock is entitled to one vote on all matters. The Common Stock carries no cumulative voting rights.
SHAREHOLDER PROPOSALS
Any shareholders desirous of including any proposal in Merchants’ proxy soliciting material for the next regularly scheduled annual meeting of shareholders of Merchants must submit their proposal, in writing, at Merchants’ executive offices no later than December 15, 2006. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission (“SEC”). Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after February 28, 2007 and the Corporation will not be required to present any such proposal at the next regularly scheduled annual meeting of shareholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the next regularly scheduled annual meeting of shareholders will have the right to exercise discretionary voting power with respect to such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The only person known by Merchants to beneficially own more than 5% of the outstanding shares entitled to vote at the Annual Meeting is identified in the table shown below. The table lists such person’s percentage ownership based on 3,701,621 shares outstanding as of February 2, 2006.

Name and Business	Common Stock	Percent of Shares
Address	Beneficially Owned	Outstanding
Tontine Financial Partners, L.P.	303,059 (1)	8.19%
(and certain affiliates)
55 Railroad Avenue,
3rd Floor, Greenwich,
CT 06830

(1)	Tontine Financial Partners, L.P. and certain affiliates (collectively, “Tontine”) filed a Schedule 13G/A, amending a Schedule 13G/A filed on February 8, 2005, reporting that as of December 31, 2005, Tontine beneficially owned 303,059 shares of Common Stock with shared voting and investment power over all such shares.
ANNUAL REPORT
The 2005 Annual Report of Merchants, which includes financial statements for the years ended December 31, 2005, 2004, and 2003, as well as the Form 10-K filed with the SEC, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, with each class of directors serving staggered three-year terms. The term of office of directors in Class II expires at the Annual Meeting. At the Annual Meeting, shareholders will elect four Class II directors to serve until Merchants’ 2009 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for Class II directors are currently directors of Merchants.
The four nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the four nominees listed below.
The information presented below as of February 20, 2006, is based in part on information received from the respective persons and in part on the records of Merchants.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a Class II director.
Nominees for Class II Directors
(term expiring in 2009)
Steven R. Blakeslee, Age 55, President of Blakeslee Rural Septic & Soil Testing Inc., a septic and soil testing company, since 1980; President of DITECH LTD., a land use consulting firm, since 1990; President of Blakeslee Land & Cattle, a sole proprietorship which deals in registered cattle, non-metallic mining, timber and real estate transactions, since 1973; Chairman of The Reedsburg Bank since 2004, Director of The Reedsburg Bank from 1994 to 2004 and Vice President of The Reedsburg Bank from 1996 to 2004; Director of Merchants since 2004.
Harold J. Mueller, Age 76, Chairman of Wisconsin State Bank since 2000; Director of Merchants since 2004.
Sister Joel Read, Age 80, President Emerita of Alverno College since 2004; President of Alverno College from 1968 to 2003; Director of Merchants since 2004.
Donald A. Zellmer, Age 72, Owner of Ridgeview Farms, Inc., New Glarus, WI; retired Partner of Ernst & Young LLP in 1990; served as Chairman of the Board of Directors and Chief Executive Officer of Fortress Bancshares, Inc., from 2001 to 2002; Director of Merchants since 2002.
DIRECTORS CONTINUING IN OFFICE
Class III Directors (term expiring in 2007)
Michael J. Murry, Age 60, Chief Executive Officer of Merchants since January 2005 and from 1982 until 1998, Chairman of the Board of Directors of Merchants since 1992, Director of Merchants since 1982 and President of Merchants from April 2005 to January 2006; Director of Franklin State Bank since 1992; Director of Grafton State Bank since 2000; Director of Community Bank Financial since 2002; and Director of Lincoln State Bank from 1983 to 2005.
William L. Adamany, Sr., Age 64, co-founder and member of Star-IOWA LLC, an operator of multi-plex movie theaters, and co-founder and President of AGT Enterprises, Inc., Prairie du Chien, WI, an operator of multi-plex theaters, since 1984; Director of Merchants since 2004; Director of Fortress Bank since 2004.
Nicholas S. Logarakis, Age 65, President, The Logarakis Group, Inc., Franklin, WI, a diversified holding company, since 1967; Director of Merchants since 1982; Chairman of the Board of Lincoln State Bank since 1992 and Director of Lincoln State Bank since 1977; Chairman of the Board of Community Financial Group Financial Services, Inc. since 2002.

Class I Directors (term expiring in 2008)
J. Michael Bartels, Age 66, President, Bartels Management Services, Inc., Milwaukee, WI, a real estate development and management company, since 1976; Director of Franklin State Bank since 1982; Director of Merchants since 1995; Director of Community Financial Group Financial Services, Inc. since 2002.
Thomas J. Sheehan, Age 67, President of Blarney Stone Consulting, LLC, a consulting firm, since 2004; Chairman of the Board of Grafton State Bank since 1998, President and Chief Executive Officer of Grafton State Bank from 1989 to 2001; Director and Vice Chairman of Merchants since 2000; Chairman of the Board of Community Financial Group Mortgage, Inc. since 2002; Director of Lincoln State Bank and Franklin State Bank from 2000 to 2004.
Rodney T. Goodell, Age 66, President of Goodell Rentals Inc., a rental property management firm, since 1993; President of Mid Valley Industries, LLC, a mid-sized machine shop, from 2003 to 2005; Chairman of the Board of Community Bank Financial since 2002 and Director of Community Bank Financial since 1987; Director of Merchants since 2002.
James A. Sass, Age 63, President, Max A. Sass Funeral Home, since 1975; Director of Merchants since 1993; Director of Lincoln State Bank since 2002; Director of Lincoln Community Bank from 1987 to February 19, 2002, the effective date of the merger of Lincoln Community Bank and Lincoln State Bank.
The information provided below as of February 20, 2006 is with respect to executive officers of Merchants who are not directors of Merchants.
EXECUTIVE OFFICERS

Name, Age	Principal Occupation
James F. Bomberg Age: 61	Executive Vice President of Merchants since 2006; Chief Lending Officer of Merchants since 2005; President and Chief Executive Officer of Community Financial Group, Inc. since 2004; Director of Franklin State Bank since 2000; President and Director of Merchants from 1994 to 2004, Chief Executive Officer of Merchants from 1998 to 2004. Director of Lincoln State Bank from 2000 to 2005.

Edward H. Cichurski Age: 64	President and Director of Community Financial Group Financial Services, Inc. since 2000; Chairman of the Board of Community Financial Group, Inc. since 2005; Director of Merchants from 2003 to 2004;

Charles P. Heffernan Age: 48	Executive Vice President and Chief Credit Officer of Merchants since 2004; Senior Vice President and Division Head with U.S. Bank from 1999 to 2004.

Name, Age	Principal Occupation
Conrad C. Kaminski Age: 71	President of Merchants since 2006; President of Lincoln State Bank from 1994 to 1998 and reelected as President from 2003 to 2005; director of Lincoln State Bank from 1992 to 2005; Executive Officer of Merchants from 1998 to 2003.

Frederick R. Klug Age: 34	Executive Vice President and Chief Financial Officer of Merchants since 2005; Vice President of Business Development and Finance of Merchants from 2001 to 2005; Investment Banking Associate with Robert W. Baird & Co. Incorporated, an investment banking and brokerage firm, from 1994 to 2001.

John M. Krawczyk Age: 50	Executive Vice President and General Counsel of Merchants since 2005; Executive Vice President, Secretary and General Counsel of Merchants from 1993 to 2005.

James C. Mroczkowski Age: 45	Executive Vice President and Chief Operating Officer of Merchants since 2005; Executive Vice President and Chief Financial Officer of Merchants from 1994 to 2005.
John Krawczyk and James Mroczkowski are first cousins.
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth, as of February 2, 2006, information as to the beneficial ownership of Common Stock of each continuing director, each nominee for director and each executive officer named in the Summary Compensation Table, individually, and all directors and executive officers of the Corporation, as a group.
The Corporation has determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law. Shares of the Common Stock subject to options or warrants that are either currently exercisable or exercisable within 60 days of February 2, 2006 are treated as outstanding and beneficially owned by the holder for the purpose of computing the percentage ownership of the holder. However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of February 2, 2006, the Corporation had outstanding 3,701,621 shares of Common Stock.

	Common Stock
	Beneficially Owned as		Percent of
Name and Other Position with Merchants	of February 2, 2006		Shares Outstanding
William Adamany, Sr.	2,500		*
J. Michael Bartels	45,011	(2)	1.22
Steven Blakeslee	6,822	(3)	*
James Bomberg (Chief Lending Officer)	33,958	(1),(4)	*
Edward Cichurski (President Community Financial Group Financial Services)	5,354	(1),(5)	*
Rodney Goodell	58,271	(6)	1.57
Charles Heffernan (Chief Credit Officer)	—		*
Conrad Kaminski (President)	48,875	(1),(7)	1.32
Nicholas Logarakis	35,247	(8)	*
James Mroczkowski (Chief Operating Officer)	11,164	(1),(9)	*
Harold Mueller	104,505	(10)	2.82
Michael Murry (Chairman & CEO of Merchants)	33,918	(1),(11)	*
Sr. Joel Read	—		*
James Sass	17,088	(12)	*
Thomas Sheehan (Vice Chairman)	30,326		*
Donald Zellmer	13,203	(13)	*
All Directors and Executive Officers as a group (18 persons)	473,842	(14)	12.80

(1)	Includes shares issuable pursuant to incentive stock option plans exercisable within sixty days of February 2, 2006 as follows: Mr. Bomberg, 4,695 shares, Mr. Cichurski, 1,500 shares, Mr. Kaminski, 2,130 shares, Mr. Mroczkowski, 5,130 shares, Mr. Murry, 8,036 shares, Mr. Krawczyk, 5,130 shares and Mr. Klug 2,100 shares.

(2)	Includes 14,259 shares held in joint tenancy with Mr. Bartels’ wife.

(3)	Includes 136 shares held in joint tenancy with Mr. Blakeslees’ wife.

(4)	Includes 13,508 shares allocated to Mr. Bomberg under the 401(k) Plan.

(5)	Includes 2,637 shares held in trust of which Mr. Cichurski and his wife are joint trustees and 1,217 shares allocated to Mr. Cichurski under the 401(k) Plan.

(6)	Consists of 53,771 shares held in trust of which Mr. Goodell is trustee and 4,500 shares held in the name of Goodell Rental, of which Mr. Goodell is President.

(7)	Includes 14,978 shares allocated to Mr. Kaminski under the 401(k) Plan, 271 shares held in joint tenancy with Mr. Kaminski’s wife and 202 shares held in joint tenancy with Mr. Kaminski’s daughters.

(8)	Includes 17,788 shares held in joint tenancy with Mr. Logarakis’ wife, 15,000 shares held in trust for the benefit of Mr. Logarakis and his wife, and 544 shares held in Mr. Logarakis’ wife’s name.

(9)	Includes 2,734 shares allocated to Mr. Mroczkowski under the 401(k) Plan.

(10)	Consists of 104,505 shares held in trust of which Mr. Mueller is trustee.

(11)	Includes 13,944 shares allocated to Mr. Murry under the 401(k) Plan and 413 shares held in joint tenancy with Mr. Murry’s brother.

(12)	Includes 1,823 shares held in joint tenancy with Mr. Sass’ wife and 1,069 shares held in Mr. Sass’ wife’s name.

(13)	Includes 9,335 shares held in trust of which Mr. Zellmer is trustee and 2,211 shares held in Mr. Zellmer’s wife’s name.

(14)	Information set forth in footnotes (1) through (13) is incorporated into this footnote by reference. Also, includes 48,306 shares held under the 401(k) Plan and includes 12,795 shares of Common Stock held by a trust of which Mr. Krawczyk is trustee. Under the rules of the SEC, Mr. Krawczyk may be deemed to have voting and dispositive power as to the shares held by such trust since Mr. Krawczyk is sole trustee.

* denotes less than 1% ownership
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
The Board of Directors held four meetings during 2005. Each incumbent director attended at least 75% of the meetings of the Board and Board committees on which the director served.
The Board of Directors of Merchants has the following committees:
Personnel/Compensation Committee
The overall responsibility of the Personnel/Compensation Committee is to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. In fulfilling its duties, the Personnel/Compensation Committee, among other things, shall:
•	Annually review and approve corporate goals and objectives for purposes of determining the Chief Executive Officer and Chairman of the Board’s compensation;

•	Evaluate the Chief Executive Officer and Chairman of the Board’s performance in light of those goals and objectives;

•	Set compensation for the Chief Executive Officer and Chairman of the Board based on this evaluation;

•	Administer the Corporation’s incentive compensation and equity-based plans;

•	Review performance criteria used in evaluating officers of Merchants in terms of compensation, retention, incentive, severance and benefit policies and programs applicable to senior officers of Merchants; and

•	Review and approve employee benefits, bonus, incentive compensation, severance, equity basis or other compensation, or incentive plans.
No member of the Committee is an employee or officer of the Corporation or its subsidiaries. The Personnel/Compensation Committee consists of directors of Merchants and its subsidiary banks. The present members are Messrs. Aguilar, Blattner, Holte, Casimir Janiszewski, Klose, Kranitz, Owens, Pamperin, Webb, Sister Read, Ms. Ryan, and Ms. Monreal-Cameron. The Personnel/Compensation Committee held four meetings during 2005.

Audit Committee
Under its charter, the Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, maintaining appropriate accounting and financial reporting principals and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
The duties and responsibilities of the Audit Committee include:
•	Approving the appointment of the Corporation’s independent auditors and any termination of engagement;

•	Reviewing the plan and scope of audits;

•	Reviewing Merchants’ significant accounting policies and internal controls;

•	General responsibility for all audit related matters; and

•	Direct responsibility for the appointment, compensation and oversight of the work of the Corporation’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting.
The full text of the Audit Committee’s charter was attached as Exhibit A to the Corporation’s proxy statement for the 2004 Annual Meeting of Shareholders and is available on Merchants’ web site located at www.mmbancorp.com. The Audit Committee of the Board of Directors is composed of Messrs. Bemis, Chapel, Dunham, Goodell, Gavin, Panos, Rude and Zellmer. All committee members are independent in accordance with the listing standards of the Nasdaq Stock Market. The Audit Committee consists of directors of Merchants and its subsidiary banks. The Audit Committee held four meetings during 2005.
The Corporation’s Board of Directors has determined that Mr. Donald Zellmer qualifies as an “audit committee financial expert” as defined by the rules of the SEC based on his work experience and education.
Marketing Committee
The Marketing Committee assists management with the development of marketing strategies, programs, and spending and execution quality to ensure they are consistent with and sufficient to support the Corporation’s overall strategy. The members of the Marketing Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Donald Bartels, J. Michael Bartels, Gavin, Heffernan, Frank Janiszewski, McCarville, Papenfuss, Steven Sass, Sheehan, Slezewski and Sister Read. The Marketing Committee held two meetings during 2005.

Asset/Liability Management Committee
The Asset/Liability Management Committee monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The members of the Asset/Liability Management Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Adamany, Casimir Janiszewski, Kacmarcik, Krambeer, Gary Krawczyk, Mirsberger, Pamperin, Roloff, Smith, and Uelmen. The Asset/Liability Management Committee held one meeting during 2005.
Operational Risk Committee
The Operational Risk Committee oversees the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The members of the Operational Risk Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Cherek, Comstock, Hoffland, Klose, Reicks, Sarnowski, James Sass, Schroeder, Sharpe, and Slezewski. The Operational Risk Committee held two meetings during 2005.
Technology/Operations Committee
The Technology/Operations Committee oversees the Corporation’s technology development and strategic opportunities to ensure Merchants’ information technology and operations programs effectively support the Corporation’s business objectives and strategies. The members of the Technology/Operations Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Bemis, Gapinski, Holton, Kaczynski, Olson, Peterson, Rose, Schroeder, Wilson and Yoap. The Technology Committee held two meeting during 2005.
Corporate Governance and Nominating Committee
Under its charter, the Corporate Governance and Nominating Committee has the responsibility to assist the Board of Directors with:
•	Identifying qualified candidates to serve on the Board of Directors;

•	Recommending to the Board of Directors candidates for election to the Board of Directors;

•	Considering any nomination for director submitted by shareholders; and

•	Developing, recommending, and periodically reviewing Merchants’ Corporate Governance Policies.
The members of the Corporate Governance and Nominating Committee include directors of Merchants and its subsidiary banks. The present members are Messrs. Blakeslee, Cherek, Goodell, Holton, Mueller, Murry, James Sass, and Zellmer. The Corporate Governance and

Nominating Committee held one meeting in 2005. Additional information regarding the Corporation’s Corporate Governance and Nominating Committee is provided herein under the section titled “Corporate Governance Matters – Director Nominations.”
CORPORATE GOVERNANCE MATTERS
Director Nominations
Merchants has a standing Corporate Governance and Nominating Committee and a current copy of the Committee’s charter is located on Merchants’ web site at www.mmbancorp.com. All Corporate Governance and Nominating Committee members, with the exception of Mr. Murry, are independent in accordance with the listing standards of the Nasdaq Stock Market.
The Corporate Governance and Nominating Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, Merchants and Manufacturers Bancorporation, Inc., 5445 S. Westridge Drive, P.O. Box 511160, New Berlin, Wisconsin 53151, that sets forth (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934 and (4) the name and address (business and residence) of the shareholder making the recommendation and the number of shares of the Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the shareholder making the recommendation. The Corporation may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as a director of the Corporation. Shareholder recommendations will be considered only if received not less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.
The Corporate Governance and Nominating Committee will consider any nominee recommended by a shareholder in accordance with the preceding paragraph under the same criteria as any other potential nominee. The Committee believes that a nominee recommended for a position on the Corporation’s Board of Directors must have an appropriate mix of characteristics, experience, diverse perspectives, and skills. The Corporate Governance and Nominating Committee will consider new candidates to the Board based on the following: the size and existing composition of the Board; the number and qualification of the candidates; the benefit of continuity on the Board; and the relevance of the candidate’s background and experience to the issues facing Merchants.

The Corporate Governance and Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the Board of Directors. Under these guidelines, each potential director should have:
•	Personal integrity and high ethical character;

•	Accountability and responsiveness;

•	Absence of conflicts of interest;

•	Intellectual perspectives and ideas; and

•	Relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.
Communications between Shareholders and the Board of Directors
The Corporation has placed on its web site located at www.mmbancorp.com a description of the procedures for shareholders to communicate with the Board of Directors, a description of the Corporation’s policy for its directors and nominee directors to attend the Annual Meeting and the number of directors who attended last year’s Annual Meeting.
Code of Ethics
The Corporation has adopted a Code of Ethics that applies to all of the Corporation’s employees, including the Corporation’s principal executive officer, principal financial officer, and principal accounting officer. A copy of the Code of Ethics is available on the Corporation’s web site which is located at www.mmbancorp.com. The Corporation also intends to disclose any amendments to, or waivers from, the Code of Ethics on its corporate web site.
DIRECTOR COMPENSATION
Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid fees in the form of an annual retainer which is payable monthly. The amount of the annual retainer ranges from $10,000 for a Director of Merchants who serves on one committee to $17,000 for a Director of Merchants who serves on multiple Boards of Directors’ and/or committees of Merchants and its subsidiaries. The Chairman of the Audit Committee is paid a retainer fee of $30,000 per year.
CERTAIN TRANSACTIONS
Various executive officers and directors of Merchants, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants’ subsidiary banks in the ordinary course of each such bank’s business during 2005. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants’ subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.
Pursuant to a lease agreement dated September 30, 1999, 7000 LLC leases the office building housing the Franklin State Bank main office, located at 7000 South 76th Street, Franklin, Wisconsin, to Merchants. 7000 LLC is a Wisconsin Limited Liability Company in which Merchants’ Directors J. Michael Bartels, Nicholas S. Logarakis, and James Sass hold membership interests. The annual base rent for the facility amounts to $250,260. The terms of the lease agreement were negotiated between Merchants and 7000 LLC on an arms-length basis, and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.
Pursuant to a lease agreement dated December 28, 2000, 14000 LLC leases the office building housing the Lincoln State Bank, New Berlin branch office, located at 14000 West National Avenue, New Berlin, Wisconsin, to Merchants. 14000 LLC is a Wisconsin Limited Liability Company in which Merchants’ Directors Bartels, Logarakis, and Sass hold membership interests. The annual base rent for the facilities amounts to $130,356. The terms of the lease agreement were negotiated between Merchants and 14000 LLC on an arms-length basis and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.
Pursuant to a lease agreement dated June 7, 2002, Delta Holdings LLC leases the office building housing the Lincoln State Bank, Brookfield office and the former Merchants corporate headquarters, located at 19105 West Capitol Drive, Brookfield, Wisconsin, to Merchants. Delta Holdings LLC is a Wisconsin Limited Liability Company in which Director Logarakis holds a membership interest. The annual base rent for the facilities amounts to $251,748. The terms of the lease agreement were negotiated between Merchants and Delta Holdings LLC on an arms-length basis and Merchants believes that the lease terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.
In January 2005, the Corporation paid $10,000 to Bartels Management Services, Inc. (“BMS”), a real estate development and management company owned by Mr. J. Michael Bartels, as a commission for real estate brokerage services provided in conjunction with the sale of a certain parcel of land owned by the Company. The terms of the real estate broker arrangement were negotiated on an arms-length basis and Merchants believes the terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.
In January 2006, the Corporation paid $10,500 to BMS as a commission for real estate brokerage services provided in conjunction with the leasing of office space at one of Merchants’ buildings located at 19105 West Capitol Drive, Brookfield, Wisconsin. The terms of the real estate broker arrangement were negotiated on an arms-length basis and Merchants believes the terms are as favorable to Merchants as could have been obtained from an unaffiliated third party.

On July 29, 2005, Wisconsin State Bank located in Random Lake Wisconsin, a wholly owned subsidiary of Merchants, acquired a one and one-half acre parcel of vacant land from Sheboygan Falls Properties, LLC for the purpose of constructing a branch bank location on the property. Mr. Bartels owns a membership interest in Sheboygan Falls Properties, LLC. Wisconsin State Bank paid $780,000 to purchase the land pursuant to an appraisal prepared by an independent appraisal firm. Management of Wisconsin State Bank believes that the purchase was on an arms-length basis and Merchants believes that the terms of the transaction are as favorable to Merchants as could have been obtained from an unaffiliated third party.
Mr. Harold Mueller, a director of Merchants, entered into a consulting agreement with Merchants on August 12, 2004. The agreement is for five years and provides for annual consulting fees in the amount of $50,000.
Mr. Sheehan resigned his employment position on January 15, 2004 and entered into separate consulting arrangements with Merchants and its wholly-owned subsidiary, Community Financial Group Mortgage, Inc. The contracts are for 3 years each and provide for annual consulting fees in the amounts of $66,094 and $51,406, respectively.
On November 1, 2003, the Corporation acquired Reedsburg Bancorporation, Inc. (“Reedsburg”) and its wholly-owned subsidiary, The Reedsburg Bank. The purchase price for Reedsburg was $36.0 million including $17.8 million in cash, $12.8 million in promissory notes and 146,800 shares of Common Stock valued at $5.4 million based on the average price over the contractual pricing period. Mr. Blakeslee was a shareholder and director of Reedsburg. As a shareholder of Reedsburg, Mr. Blakeslee received part of the purchase price, which consisted of approximately $322,040 in cash, a $700,000 promissory note and 4,906 shares of common stock. Mr. Blakeslee’s promissory note will mature on the fifth anniversary of the date of issuance, and principal on the promissory note is due in five equal annual installments on November 1 of each year from 2004 through 2008. The promissory note bears interest at the rate of 5.35% per year, payable quarterly. The promissory note is secured by an irrevocable letter of credit issued by M&I Marshall & Ilsley Bank. Mr. Blakeslee was appointed as a director of the Corporation in 2004.
Mr. Blakeslee, a director of Merchants, entered into a consulting agreement with The Reedsburg Bank through his land use consulting firm, DITECH LTD. on July 1, 2004. The agreement was for one year with automatic renewals unless terminated by either party and provides for annual consulting fees in the amount of $21,000.
A son of each of Messrs. Mueller and Murry and a son-in-law of Mr. Logarakis were employed as executive officers of a subsidiary of Merchants and received an aggregate salary and bonus that equaled $156,000, $81,512 and $76,016, respectively in 2005. The compensation and benefits received by each were established by Merchants in accordance with its employment and compensation practices applicable to employees holding comparable positions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Securities Exchange Act of 1934, Merchants’ directors and executive officers, as well as certain persons holding more than 10% of Merchants’ stock, are required to report their initial ownership of stock and subsequent changes in such ownership to the SEC and Merchants (such requirements hereinafter referred to as “Section 16(a) filing requirements”). Specific time deadlines for the Section 16(a) filing requirements have been established.
To Merchants’ knowledge, and based solely upon a review of the copies of such reports furnished to Merchants, with respect to the fiscal year ended December 31, 2005, Merchants’ directors and executive officers have complied with the applicable Section 16(a) filing requirements.
EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer of Merchants during fiscal 2005 and to the four other most highly compensated persons who served as executive officers of Merchants as of December 31, 2005 and whose total annual salary and bonus exceeded $100,000 in 2005 (collectively, the “Named Executive Officers”).
Summary Compensation Table

					Long-Term Compensation
	Annual Compensation				Awards
					Securities
Name and				Other Annual	Underlying	All Other
Principal Position	Year	Salary	Bonus (1)	Compensation	Options/SARs(#)	Compensation
Michael Murry, *	2005	$320,000	$232,000	—	—	$46,118	(2)
Chairman of the	2004	$320,000	$97,500	—	2,222	$52,594	(3)
Board and Chief	2003	$291,946	$230,000	—	—	$45,795	(4)
Executive Officer of
Merchants

James Bomberg,	2005	$205,000	$75,000	—	—	$21,592	(5)
Chief Lending	2004	$205,000	$70,000	—	2,000	$22,016	(6)
Officer of Merchants	2003	$188,324	$70,000	—	—	$14,683	(7)

Edward Cichurski,	2005	$173,000	$40,000	—	—	$8,321	(8)
President of	2004	$173,000	$35,000	—	1,500	$7,321	(8)
Community Financial	2003	$179,838	$35,000	—	—	$8,092	(8)
Group Financial
Services

Charles Heffernan,	2005	$167,800	$20,000	—	—	$5,034	(8)
Chief Credit Officer	2004	$150,095	$15,000	—	—	—
of Merchants(9)	2003	—	—	—	—	—

James Mroczkowski,	2005	$133,266	$47,500	—	—	$7,091	(8)
Chief Operating	2004	$122,000	$44,000	—	1,500	$6,785	(8)
Officer of Merchants	2003	$122,850	$42,000	—	—	$6,234	(8)

*	See comments under “PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION – Chief Executive Officer and Chairman of the Board Compensation.”

(1)	Consists of amounts earned during the indicated fiscal year under the Corporation’s bonus program and paid in the following fiscal year. See comments under “PERSONNEL/COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION – Annual Bonuses.”

(2)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $16,701 and life insurance policy premium of $29,417.

(3)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $23,177 and life insurance policy premium of $29,417.

(4)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $16,378 and life insurance policy premium of $29,417.

(5)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $11,000 and life insurance policy premium of $10,592.

(6)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $11,424 and life insurance policy premium of $10,592.

(7)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan of $9,859 and life insurance policy premium of $4,824.

(8)	Consists of contributions to the Corporation’s Defined Contribution 401(k) Plan.

(9)	Mr. Heffernan became an executive officer of the Corporation in February 2004 when he joined Merchants.
Employment Agreements
In January of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski. Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski serve as Chairman of the Board of Directors and Chief Executive Officer of Merchants; Executive Vice President and Chief Lending Officer of Merchants; President of Merchants; Executive Vice President and General Counsel of Merchants; and Executive Vice President and Chief Operating Officer of Merchants, respectively. With the exception of the employment agreements with Messrs. Murry and Mroczkowski, all of the employment agreements replace previous employment agreements with the respective officers.
On September 8, 2000, Merchants entered into an employment agreement with Mr. Edward Cichurski to serve as President of Community Financial Group Financial Services, Inc.
Except for the employment agreement with Mr. Murry, all of the employment agreements have terms of three years. Mr. Murry’s employment agreement has a term of five years. Each employment agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the agreement will not be extended, in which case the agreement expires at the end of its then-remaining term. Duties to be performed under the agreements are set forth therein. Compensation for services rendered under the employment agreements consists of the base salary, as set forth in the agreements, and participation in bonus and other benefit plans of Merchants.

If the agreements are terminated by the employer prior to their expiration for reasons other than the employee’s death, retirement, disability, or other than for cause as defined in the agreements, or if the employee terminates the agreement for cause as defined in the agreement or after a change in control, as defined in the agreements, then the employee will receive severance payments equal to the sum of the base salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term. If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination. If termination occurs due to disability, as defined in the employment agreements, the employee will be entitled to payment of his base salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.
On February 9, 2004, Merchants entered into an employment agreement with Mr. Charles Heffernan to serve as Chief Credit Officer of Merchants. The employment agreement has a term of five years. Duties to be performed are set forth therein. Compensation for services rendered under the employment agreement consists of base salary, as set forth in the agreement, and participation in bonus and other benefit plans of Merchants. If the agreement is terminated by the employer prior to its expiration because of death, disability, retirement or if for cause as defined in the agreement, the employer is obligated to pay the compensation and benefits only through the date of termination. If the agreement is terminated other than for the reasons detailed above, the employee will receive severance payments equal to the sum of the base salary in effect at the termination date times the number of years of the remaining employment term. Such severance payments shall not be for less than a twelve month period.
The employment agreements all provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the employment agreements, of the Corporation or its affiliates.
Stock Options
Stock Option Grants during 2005. The Corporation did not grant any stock options to the Named Executive Officers of the Corporation during the year ended December 31, 2005.
Fiscal Year End Option Values. The following table summarizes for each of the Named Executive Officers the number of shares of Merchants stock acquired upon exercise of options during the fiscal year ended December 31, 2005, the aggregate dollar value realized upon exercise of options, the total number of unexercised options held at the end of the fiscal year ended December 31, 2005, and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 2005. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 2005, which was $37.50 per share. These values represented in the table shown below, unlike any amount which may be set forth in the column headed “Value Realized,” have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants’ stock on the date of exercise. As of December 31, 2005, all unexercised options were exercisable.
Aggregated Option Exercises in Fiscal Year 2005
and Fiscal Year-End Option Values

			Number of	Value of Unexercised
	Shares Acquired	Value	Unexercised Options	In-the-Money Options
	on Exercise	Realized	on December 31, 2005	On December 31, 2005
Name	(#)	$	(#)	($)
Michael Murry	1,776	$17,217	8,036	$53,455
James Bomberg	—	—	4,695	$25,333
Edward Cichurski	—	—	1,500	—
Charles Heffernan	—	—	—	—
James Mroczkowski	—	—	5,130	$34,122
BENEFIT PLANS
Merchants maintains a 401(k) Profit Sharing Plan for the benefit of all employees who have attained the age of 18 years. The employee is eligible to participate in the plan the first quarter following the first 30 days of employment. A participating employee may elect to defer a portion of his or her compensation (between 1% and 100% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401(k) Profit Sharing Plan. Deferrals of up to 6% of compensation, which are contributed to a trust set up pursuant to the 401(k) Profit Sharing Plan, may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401(k) Profit Sharing Plan: (i) matching contributions up to 1% of base compensation; or (ii) discretionary contributions which are based on consolidated earnings of Merchants and its subsidiaries. Employees of Merchants are fully vested on the portion of his or her compensation deferred and after one year of service are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $836,860 in 2005. Contributions for Messrs. Murry, Bomberg, Cichurski, Heffernan and Mroczkowski (the Named Executive Officers) were $16,701, $11,000, $8,321, $5,034, and $7,091, respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants’ securities.
Merchants has established a Salary Continuation Plan to provide retirement income for certain executive officers. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. If the covered executive leaves Merchants’ employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive’s employment status with such subsidiary. The Salary Continuation Plan is informally linked with a life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.
The Salary Continuation Plan for Mr. Bomberg provides for annual retirement benefits of $60,700 commencing at age 65 and continuing for a period of 15 years.
The Salary Continuation Plan provides for annual retirement benefits for Mr. Mroczkowski in the amount of fifty percent of the base compensation received by Mr. Mroczkowski during the calendar year immediately preceding his termination of employment, commencing at age 65 and payable for 15 years.
PERSONNEL/COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
The following is a report of the Personnel/Compensation Committee regarding executive compensation. The committee’s membership and duties are described in the section of this proxy statement entitled “Board Meetings, Attendance and Committees.”
General Policy
The compensation objective of Merchants and its subsidiaries is to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the compensation practices of competing organizations.
In an effort to achieve the long-term goals of shareholders, the compensation program ties a significant portion of total compensation to the financial performance of the Corporation as compared to peer group performance. The Personnel/Compensation Committee makes recommendations on the compensation of the Corporation’s officers to the Board of Directors. The Committee’s recommendations reflect its assessment of the contributions to the long-term profitability and financial performance made by individual officers. In this connection, the Committee considers, among other things, the type of the officer’s responsibilities, the officer’s long-term performance and tenure, compensation relative to the peer group and the officer’s role in ensuring the future financial success of the Corporation. Financial goals considered by the Committee include earnings per share, return on equity, asset quality, growth and expense control.
In addition to measuring performance in light of these financial factors, the Committee considers the subjective judgment of the Chairman of the Board in evaluating performance and establishing salary, bonus, and long-term incentive compensation for individual officers, other than the Chairman. The Committee independently evaluates the performance of the Chairman, taking into consideration such subjective factors as leadership, innovation and entrepreneurship in addition to the described financial goals.

Base Salary
In determining officer salaries, the Committee considers surveys and data regarding compensation practices of similar sized financial institutions with comparable products in similar markets. The Committee also considers the Chairman’s assessment of the performance, the nature of the position and the contribution and experience of individual officers (other than the Chairman of the Board and Chief Executive Officer). As described below, the Committee independently evaluates Mr. Murry’s performance and compares his compensation to peer group data.
Annual Bonuses
Officers of the Corporation and its subsidiaries are awarded annual bonuses in January based on the previous year’s financial performance at the discretion of the Committee. The amount of the bonus is recommended to the Committee by the Chairman, based on his and the officer’s immediate supervisor’s evaluation of the achievement of corporate and individual goals and assessment of subjective factors such as leadership, innovation and commitment to corporate advancement. The Corporation’s annual incentive bonus is based on the overall consolidated financial performance of the Corporation.
Chairman of the Board and Chief Executive Officer Compensation
In determining Mr. Murry’s 2005 compensation, the Committee utilized a mathematical calculation based on a variety of factors, mainly the achievement of corporate financial goals. The goals included earnings per share growth, return on equity, efficiency ratio, asset growth, asset quality, and the total return of the Corporation’s stock. Each of these factors is assigned a weighted value based upon the importance of the goal. A mathematical formula which incorporates the weighted values of each goal is then used to determine Mr. Murry’s compensation. Additionally, these same factors were then compared by the Committee in determining Mr. Murry’s compensation relative to other executives of Wisconsin-based companies with similar responsibilities.
The Committee believes that the total compensation awarded to Mr. Murry for 2005 is fair and appropriate under the circumstances.
Stock Options
The Personnel/Compensation Committee administers the 1996 Incentive Stock Option Plan. Stock options are designed to furnish long-term incentives to the officers of the Corporation to build shareholder value and to provide a link between officer compensation and shareholder interest. Stock option awards are based upon performance, responsibilities and the officer’s relative position and ability to contribute to future performance of the Corporation. In determining the size of the option grants, the Committee considers information and evaluations provided by Mr. Murry. The Corporation did not grant any stock options to the Named Executive Officers during fiscal 2005.

The Corporation’s Board of Directors has submitted the 2006 Stock Incentive Plan for approval of shareholders at the Annual Meeting. Upon approval of the 2006 Stock Incentive Plan by shareholders at the Annual Meeting, the 1996 Incentive Stock Option Plan will become dormant and no further options will be issued under the 1996 Incentive Stock Option Plan. The 2006 Stock Incentive Plan authorizes the issuance of 210,000 shares of Common Stock. The 2006 Stock Incentive Plan is summarized in the section titled “Proposal 2 — Approval of 2006 Stock Incentive Plan” below.
Internal Revenue Code Section 162(m)
Federal income tax law prohibits publicly held corporations from deducting certain compensation paid to the Chief Executive Officer and each Named Executive Officer in excess of $1 million in any year. The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1.0 million per executive. The Committee’s recommended compensation amounts meet the requirements for deductibility.
Compensation Committee Interlocks and Insider Participation
Corporations of which Messrs. Casimir Janiszewski, Klose, Kranitz, Webb, and Ms. Ryan are executive officers had loans with subsidiary banks of Merchants. Messrs. Janiszewski, Klose, Owens, Webb, Ms. Monreal-Cameron and Ms. Ryan also had personal loans with subsidiary banks of Merchants. See “Election of Directors – Certain Transactions.” There are no other interlocking relationships as defined by the SEC, and no Merchants officer is a member of the Committee.
The Personnel/Compensation Committee:

Francisco Aguilar	John Blattner
Steven Holte	Casimir Janiszewski
John Klose	Richard Kranitz
Maria Monreal – Cameron	Jon Owens
Richard Pamperin	Sister Joel Read
Elsie Ryan	Thomas Webb
AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee of Merchants has:
•	Reviewed and discussed the Corporation’s audited consolidated financial statements for the year ended December 31, 2005, with management and McGladrey & Pullen, LLP, the Corporation’s independent auditors;

•	Discussed with the McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees; and

•	Received and discussed with the independent auditors the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.
Based on the Audit Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
The Audit Committee:

Richard Bemis	Richard Chapel
Michael Dunham	Rodney Goodell
Robert Gavin	Kenneth Panos
Brian Rude	Donald Zellmer
Fees of Independent Auditors
The following table summarizes the fees the Corporation paid for audit and nonaudit services rendered by the Corporation’s independent auditors, McGladrey & Pullen, LLP, during 2005 and 2004:

Description	2005	2004
Audit Fees[1]	$559,027	$651,354

Audit-Related Fees[2]	15,050	79,300

Tax Service Fees[3]	38,370	71,296

All Other Fees	—	—

(1)	Audit fees consist of fees for professional services rendered for the audit of the Corporation’s financial statements, the audit of the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2005 and 2004; the reviews of the financial statements included in the Corporation’s quarterly reports; and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees principally for professional services rendered for the audit of the Corporation’s employee benefit plans, due diligence acquisition audits, and technical accounting consulting and research.

(3)	Tax services fees consist of compliance fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, and tax advice. Tax service fees also include fees relating to other tax advice, tax consulting, and planning other than for tax compliance and preparation.

The Audit Committee of the Board of Directors of the Corporation considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of McGladrey & Pullen, LLP.
Pre-approval Policy
The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Corporation’s independent auditors. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.
Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of the Corporation’s independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

STOCK PRICE PERFORMANCE GRAPH
The following table shows the cumulative total shareholder return on the Corporation’s Common Stock over the last five fiscal years compared to the returns of the Standard & Poor’s 500 Stock Index and the NASDAQ Bank Index. The graph assumes that the value of the investment in Merchants’ Common Stock and for each index was $100 on December 31, 2000. The total return shown in the graph assumes reinvestment of dividends.
Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.
INDEPENDENT PUBLIC ACCOUNTANTS
The firm of McGladrey & Pullen, LLP served as the Corporation’s independent auditors for the fiscal year ended December 31, 2005 and it is anticipated that such firm will be appointed to act as the Corporation’s independent auditors for the fiscal year ending December 31, 2006. Representatives of McGladrey & Pullen, LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes share information, as of December 31, 2005, for the Corporation’s equity compensation plan, the Merchants and Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan. This plan has been approved by the Corporation’s shareholders.

Number of
	Common Shares to		Number of
	Be		Common Shares
	Issued Upon Exercise	Weighted-average	Available for Future
	of Outstanding	Exercise Price of	Issuance Under
	Options,	Outstanding Options,	Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by shareholders	112,282	$33.77	97,718
Equity compensation plans not approved by Shareholders	—	—	—

Total	112,282	$33.77	97,718

PROPOSAL 2
APPROVAL OF 2006 STOCK INCENTIVE PLAN
Purpose and Effect of Proposal
Proposed Adoption. Subject to shareholder approval, the Board of Directors has adopted and approved the 2006 Stock Incentive Plan.
Purpose of 2006 Stock Incentive Plan. The Corporation recognizes the importance of attracting, retaining and motivating those persons who make (or are expected to make) important contributions to the Corporation by providing such persons with equity opportunities and performance-based incentives. The Board of Directors believes that the 2006 Stock Incentive Plan is critically important to the furtherance of these objectives. The Board of Directors also believes that, through the 2006 Stock Incentive Plan, the Corporation will be able to enhance the prospects for its business activities and objectives and more closely align the interests of those persons who provide services to the Corporation with those of the Corporation’s shareholders by offering such persons the opportunity to participate in the Corporation’s future through proprietary interests in the Corporation.
As of March 31, 2006, a total of 71,182 shares of Common Stock remain available for future grants under the 1996 Incentive Stock Option Plan. If the shareholders of the Corporation approve the 2006 Stock Incentive Plan at the Annual Meeting, the 1996 Incentive Stock Option Plan will become dormant and no new stock options would be granted under the 1996 Incentive Stock Option Plan. If the 2006 Stock Incentive Plan is not approved by shareholders, subject to the terms of such plan, the 71,182 shares available as of March 31, 2006, will continue to be available for future grants under the 1996 Incentive Stock Option Plan. In addition to increasing the number of shares of Common Stock available for future issuance as incentive compensation, the 2006 Stock Incentive Plan will allow the Corporation to make grants of restricted stock and to issue nonstatutory stock options to eligible participants.
Description of the 2006 Stock Incentive Plan
The following description of the 2006 Stock Incentive Plan is qualified in its entirety by reference to the text of the 2006 Stock Incentive Plan, which is attached as Exhibit A to this Proxy Statement.
The Board of Directors or a committee designated by the Board of Directors consisting of Qualified Directors (as defined in the plan) has the authority to administer the 2006 Stock Incentive Plan (in either case, the “Administrator”). Under the 2006 Stock Incentive Plan, the Administrator may grant options to purchase shares of Common Stock and restricted shares of Common Stock to directors, officers and employees of the Corporation and to other persons who provide services to the Corporation. The 2006 Stock Incentive Plan will terminate on May 16, 2016, unless sooner terminated by the Board of Directors. The 2006 Stock Incentive Plan provides that the maximum number of shares of Common Stock that may be issued under the 2006 Stock Incentive Plan is 210,000 shares. The Board of Directors may terminate or amend the 2006 Stock Incentive Plan at any time, subject to shareholder approval to the extent necessary to comply with any applicable laws or the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted. No participant may be granted, in any year, total awards with respect to more than 100,000 shares of Common Stock, plus an additional 50,000 shares relating to a participant’s initial employment. These limits are intended to allow awards under the 2006 Stock Incentive Plan to constitute “performance-based compensation” under Section 162(m) of the Code. Section 162(m) generally limits to $1,000,000 the compensation the Corporation may deduct on its federal income tax return for any fiscal year for amounts paid to its Chief Executive Officer or any one of its other four highest compensated executive officers. However, any compensation the Corporation pays that constitutes “performance-based compensation” under Section 162(m) does not count against the $1,000,000 limit and is deductible by the Corporation.
Options granted under the 2006 Stock Incentive Plan may be nonqualified stock options or incentive stock options under the Internal Revenue Code of 1986, as amended. The options will expire at such time as the Administrator determines. Options cannot be exercised until the vesting period, if any, specified by the Administrator has expired. Options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the recipient only by him or her. The option price per share is determined by the Administrator. The option price per share cannot be less than 100% of the fair market value of the Common Stock on the date such option is granted. No option granted under the 2006 Stock Incentive Plan may be repriced without the approval of the Company’s shareholders.
Awards of restricted stock granted under the 2006 Stock Incentive Plan may be in such amounts and subject to such terms (including vesting provisions, forfeiture provisions and performance criteria) as the Administrator determines. A restricted stock award is a grant of shares of Common Stock that vests over time or upon achievement of performance criteria. As the restricted stock award vests, the grantee receives shares of Common Stock that he or she owns outright. Allowing the Corporation to make grants of restricted stock increases the flexibility of the Board of Directors to design appropriate incentive compensation arrangements for eligible participants. In addition, the Corporation expects restricted stock awards to result in less compensation expense under the Financial Accounting Standard Board’s statement, “Share-Based Payment” (FAS 123R).
Upon the occurrence of a “change of control” (as defined in the 2005 Stock Incentive Plan) the Board of Directors may elect to cause all outstanding options and restricted shares of common stock to become fully vested.
New Plan Benefits
Directors and executive officers of the Corporation (including the Named Executive Officers) will be eligible to participate in the 2006 Stock Incentive Plan. Future grants will be at the discretion of the Board of Directors (or the Administrator) and, at present, no specific grants have been determined under the 2006 Stock Incentive Plan.
Vote Required for Approval
The approval and adoption of the 2006 Stock Incentive Plan by the shareholders at the Annual Meeting requires the number of votes cast for approval of such proposal to exceed the number of votes cast against such proposal. Any shares not voted at the Annual Meeting (whether by broker non-votes or otherwise, including abstentions), will have no impact on the vote. Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “FOR” approval of the proposal.
Board of Directors Recommendation
The Board of Directors recommends a vote “FOR” the approval and adoption of the 2006 Stock Incentive Plan.

PROPOSAL 3
SHAREHOLDER PROPOSAL REGARDING THE SALE OF MERCHANTS
The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.
The following proposal and supporting statement was submitted by John J. Maliszewski, a former subsidiary bank director and a shareholder of Merchants, claiming that he has owned for more than one year shares of Common Stock having a market value in excess of $2,000. Mr. Maliszewski further asserts that he will continue to hold such shares through the date of the Annual Meeting.
In accordance with Rule 14a-8 of the SEC, we have included below the shareholder proposal and the supporting statement exactly as submitted by Mr. Maliszewski. Merchants is not responsible for the contents of the proponent’s proposal and supporting statement.
To make sure readers can easily distinguish between materials provided by the proponent and materials provided by Merchants, we have put a box around materials provided by the proponent.
THE MERCHANTS BOARD OF DIRECTORS
OPPOSES
THIS RESOLUTION FOR THE REASONS STATED BELOW IN THE
BOARD OF DIRECTORS RECOMMENDATION SECTION

Shareholder Proposal
“RESOLVED, that the shareholders hereby recommend and deem it desirable and in the best interests of the Corporation that the Board of Directors take all necessary and appropriate actions to engage the services of a nationally or regionally recognized investment banking firm for the purpose of exploring whether there are opportunities to maximize shareholder value through the sale of the Corporation.”
Statement of Support of Proposal
I believe that the current market value of the common stock of the Corporation does not accurately reflect the true value of the Corporation, and that the Corporation’s current operations do not appear to provide any indication that the market value will increase significantly in the near future. The lack of sufficiently liquid market for the Corporation’s common stock further contributes to the under-valuation of the Corporation common stock. Additionally, the costs of operating as a public company have increased significantly in light of the Sarbanes-Oxley Act of 2002.
I believe that there would be significant synergistic benefits available in a third-party acquisition of the Corporation. Acquirers can reduce expenses by consolidating many of the functions of an acquired company, such as accounting and data processing, into their existing operations and reduce costs of duplicative management. Acquirers can also increase revenues by strengthening an acquired company’s existing business lines or by offering additional products and services.
Therefore, I believe that a sale of the Corporation would maximize shareholder value. Such a transaction could provide shareholders with a significant premium over the market price of the common stock and provide significant liquidity by converting their stock to cash, to shares of stock in a corporation for which there is a more ready market, or though a combination of cash and more marketable stock.
I further believe that the most appropriate way to identify, explore and pursue such an opportunity to maximize shareholder value would be through the retention of a nationally or regionally recognized investment banking firm which would assist the Board of Directors in identifying and pursuing opportunities to maximize shareholder value through such a sale.
I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL
Board of Directors’ Recommendation
Your Board of Directors strongly believes that the implementation of the shareholder proposal of John L. Maliszewski (the “Proposal”) is not in the best interest of Merchants’ shareholders and will not maximize shareholder value.
The proponent wrongly assumes that hiring an investment banking firm to explore increasing shareholder value through the sale of Merchants would increase shareholder value. As described in more detail below, the Board monitors the business and progress of Merchants consistent with its fiduciary duties, and under the Board’s oversight Merchants has been pursuing a plan to grow its business and improve its performance. At this stage of the Corporation’s plan, the Board believes that carrying out this proposal would not only fail to maximize shareholder value but would also harm Merchants and its shareholders.
The Board unanimously believes that implementation of this proposal would not be in the best interest of the shareholders or Merchants for the following reasons:
In 1998, Merchants embarked on the first stage of a three-stage plan to create a state-wide group of community banks working together to gain the efficiencies of central administration to manage back room operations while maintaining the market advantage of local management and the local decision making of independent community banks.
The goal in the first stage involved growing through acquisition to an asset size in excess of one billion dollars. By the end of the first stage in 2003, this strategy resulted in total assets increasing from $495 million as of December 31, 1997, to more than $1.1 billion as of

December 31, 2003. Our growth enabled the Corporation to gain market recognition, an essential element in raising capital, and generate cash to move to the second stage. During this first stage, between 1998 and 2003, actual reported earnings per share grew from $1.44 to $2.56, a compounded average earnings per share growth rate of 10%.
With the essential elements in place, asset size, capital, and revenue, the Corporation could move to the second stage. The second stage involved creating a centralized administrative platform over a two year period in 2004 and 2005. During this process, eight centralized operational departments were created and 93 functions, normally contained in each of our nine bank subsidiaries, were consolidated at the holding company level. In addition, all of our banks were converted to a single data processing system. This consolidation involved costs totaling $6.0 million over the two-year period.
2006 begins the final stage. Here, we believe Merchants will begin to experience the benefits of its efforts and costs during the first two stages. We expect that our current operations will continue to become more efficient and future acquisitions will create substantial synergies through the reduction in the number of full time equivalent employees at the acquired institutions while levels of full time equivalent employees remain constant in the centralized environment. By reducing costs, increasing efficiencies, and expanding services, we expect that shareholder value will be increased through higher levels of earnings.
Since earning levels are one of the essential elements in the valuation of a company for sale, the Board does not believe that now is the time to promote the sale of the Corporation as earnings are at a low level due to our investment in the future.
The Board is convinced that selling the Corporation before receiving a return on the substantial investment made over the last 24 months would be irresponsible.
Although approval of this proposal would not be binding, the Board believes that its approval would erode shareholder value. Merchants’ success is highly dependent on its ability to maintain strong relationships with, and the confidence of, its employees, clients, and shareholders. Speculation that Merchants was “for sale” would harm relationships with employees, clients and the communities which Merchants operates in. We believe this would, in turn, result in a decline in shareholder value.
Conclusion
In summary, the Board is committed to increasing the value of Merchants for all shareholders and will continue to pursue the strategies it believes best achieve that objective. The hiring of an investment banking firm to engage in a forced sale of the Corporation is counterproductive to the Board’s strategies for Merchants.
The Board of Directors unanimously recommends voting AGAINST the adoption of this proposal. The proxy holders will vote all proxies received AGAINST this proposal unless instructed otherwise.

The Corporation will provide shareholders with the address of the proponent of the shareholder proposal and information about the proponent’s ownership of Common Stock promptly upon receipt of an oral or written request to the Secretary of the Corporation. The Corporate Secretary, Stacey Bruckner, can be reached at (262) 827-5636 or by mail to Ms. Stacey A. Bruckner, Corporate Secretary, 5445 S. Westridge Drive, P.O. Box 511160, New Berlin, WI 53151.
Vote Required
The approval of the shareholder proposal described above by the shareholders at the Annual Meeting requires the number of votes cast for approval of such proposal to exceed the number of votes cast against such proposal. Any shares not voted at the Annual Meeting (whether by broker non-votes or otherwise, including abstentions), will have no impact on the vote. Shares represented at the Annual Meeting by executed but unmarked proxies will be voted “AGAINST” approval of the proposal. The proposal is non-binding on the Board of Directors, even if it is approved by the shareholders.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from the Corporation’s use of the words “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “could,” “believe,” “estimate,” “predict,” “objective,” “potential,” “projection,” “forecast,” “goal,” “project,” “anticipate,” “target” and similar expressions. These forward-looking statements may include, among other things:
•	statements relating to projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

•	statements relating to the Corporation’s business and growth strategies, including potential acquisitions; and

•	any other statements which are not historical facts.
Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from the Corporation’s expectations of future results, performance or achievements expressed or implied by such forward-looking statements. The Corporation’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the SEC, including those described under the caption “Risk Factors” in Item 1A of the Corporation’s annual report on form 10-K previously filed with the SEC. Although the Corporation believes that the expectations reflected in any forward-looking statements are reasonable, it cannot guarantee future events or results. Except as may be required under federal law, the Corporation undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, the Corporation’s past results of operations do not necessarily indicate its future results.
OTHER MATTERS
Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

By:	/s/ Michael J. Murry

Michael J. Murry
Chairman of the Board of Directors and
Chief Executive Officer

EXHIBIT A
MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
2006 STOCK INCENTIVE PLAN
Article 1. Establishment and Purpose
     1.1 Establishment. Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation (the “Company”), hereby establishes a stock incentive plan for employees and others providing services to the Company, as described herein, which shall be known as the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan (the “Plan”). It is intended that certain of the options issued pursuant to the Plan to employees of the Company may constitute incentive stock options within the meaning of section 422 of the Internal Revenue Code, and that other options issued pursuant to the Plan shall constitute nonstatutory options. The Board shall determine which options are to be incentive stock options and which are to be nonstatutory options and shall enter into option agreements with recipients accordingly.
     1.2 Purpose. The purpose of the Plan is to provide a means for the Company to attract and retain competent personnel and to provide to participating directors, officers and other key employees long term incentives for high levels of performance by providing them with a means to acquire a proprietary interest in the Company’s success.
Article II. Definitions
     2.1 Definitions. For purposes of this Plan, the following terms shall be defined follows:
(a)	“Award” means any Restricted Stock, Incentive Stock Option or Nonstatutory Option awarded to a Grantee pursuant to this Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Cause” means the definition of Cause in Grantee’s written employment agreement, if any, with the Company. If no such employment agreement or definition in such agreement exists, Cause means (i) breach by a Grantee of any covenant not to compete or confidentiality agreement with the Company, (ii) failure by a Grantee to substantially perform his duties to the reasonable satisfaction of the Board, (iii) serious misconduct by a Grantee which is demonstrably and substantially injurious to the Company, (iv) fraud or dishonesty by a Grantee with respect to the Company, (v) material misrepresentation by a Grantee to a shareholder or director of the Company or (vi) acts of negligence by a Grantee in performance of the Grantee’s duties that are substantially injurious to the Company. The Board, by majority vote, shall make the determination of whether Cause exists.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(e)	“Commission” means the Securities and Exchange Commission or any successor agency.

(f)	“Committee” means the Committee provided for by Article IV hereof, which may be created at the discretion of the Board.

(g)	“Company” means Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation.

(h)	“Consultant” means any person or entity, including an officer or director of the Company who provides services (other than as an Employee) to the Company and includes a Qualified Director, as defined below.

(i)	“Date of Exercise” means the date the Company receives notice, by a Grantee, of the exercise of an Option pursuant to section 8.9 of this Plan. Such notice shall indicate the number of shares of Stock the Grantee intends to purchase upon exercise of an Option.

(j)	“Employee” means any person, including an officer or director of the Company, who is employed by the Company or any subsidiary of the Company (as defined in section 424(f) of the Code).

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(l)	“Fair Market Value” means the fair market value of Stock upon which an Option is granted under this Plan, as determined by the Board. If the Stock is traded on an over-the-counter securities market or national securities exchange, “Fair Market Value” shall mean the closing sales price of the Stock reported on such over-the-counter market or such national securities exchange on the applicable date or, if no sales of Stock have been reported for that date, on the next preceding date for which sales where reported.

(m)	“Grantee” means an Employee or Consultant holding an Award under the Plan.

(n)	“Incentive Stock Option” means an Option granted under this Plan which is intended to qualify as an “incentive stock option” within the meaning of section 422 of the Code.

(o)	“IRS” means the Internal Revenue Service, or any successor agency.

(p)	“Nonstatutory Option” means an Option granted under this Plan which is not intended to qualify as an incentive stock option within the meaning of section 422 of the Code. Nonstatutory Options may be granted at such times and subject to such restrictions as the Board shall determine without conforming to the statutory rules of section 422 of the Code applicable to incentive stock options.

(q)	“Option” means the right, granted under Article VIII of this Plan, to purchase Stock of the Company at the option price for a specified period of time. For purposes of this Plan, an Option may be an Incentive Stock Option or a Nonstatutory Option.

(r)	“Parent Corporation” shall have the meaning set forth in section 424(e) of the Code with the Company being treated as the employer corporation for purposes of this definition.

(s)	“Restricted Stock” means an award of Stock granted under Article IX of this Plan.

(t)	“Qualified Director” means a director who is both (a) a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission, and (b) an “Outside Director” as defined by section 162(m) of the Code and the regulations promulgated thereunder, or any successor definition adopted by the IRS.

(u)	“Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under section 16(b) of the Exchange Act, as amended from time to time.

(v)	“Significant Stockholder” means an individual who, within the meaning of section 422(b)(6) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company. In determining whether an individual is a Significant Stockholder, an individual shall be treated as owning stock owned by certain relatives of the individual and certain stock owned by corporations in which the individual is a partner, and estates or trusts of which the individual is a beneficiary, all as provided in section 424(d) of the Code.

(w)	“Stock” means the Common Stock, par value $1.00 per share, of the Company.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in this Plan also shall include the feminine gender and the definition of any term herein in the singular shall also include the plural.
Article III. Eligibility and Participation
     3.1 Eligibility and Participation. All Employees are eligible to participate in this Plan and receive Awards of Restricted Stock, Incentive Stock Options and/or Nonstatutory Options. All Consultants are eligible to participate in this Plan and receive Awards of Restricted Stock and/or Nonstatutory Options hereunder. Grantees shall be selected by the Board from among those Employees and Consultants who, in the opinion of the Board, are in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success.
Article IV. Administration
     4.1 Administration. The Board shall be responsible for administering the Plan.
     The Board is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations or other actions made or taken by the Board pursuant to the provisions of this Plan shall be final and binding and conclusive for all purposes and upon all persons.
     At the discretion of the Board, this Plan may be administered by a Committee which shall be a compensation committee of the Board, consisting solely of two or more Qualified Directors. The members of such Committee may be directors who are eligible to receive Awards under this Plan, but Awards may be granted to such members only by action of the full Board and not by action of the Committee. Such Committee shall have full power and authority, subject to the limitations of the Plan and any limitations imposed by the Board, to construe, interpret and administer this Plan, to make determinations which shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the shareholders, the directors and any persons having any interests in any Options which may be granted under this Plan and, by resolution providing for the creation and issuance of any such Award, to select the Employees and Consultants to whom Awards may from time to time be granted, to determine what form of Awards are to be granted under this Plan, and to determine the terms and conditions of any Award granted under this Plan (including, but not limited to, the number of shares, the share price, any restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award), which terms and conditions shall, in every case, be set forth or incorporated by reference in the instrument or instruments evidencing such Award, and shall be consistent with the provisions of the Plan.
     The Board may from time to time remove members from, or add members to, the Committee. The Board may terminate the Committee at any time. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as the Chairman may determine. A majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. A quorum shall consist of two-thirds of the members of the Committee.
     Where the Committee has been created by the Board, references herein to actions to be taken by the Board shall be deemed to refer to the Committee as well, except where limited by this Plan or by the Board.

     The Board shall have all of the enumerated powers of the Committee but shall not be limited to such powers. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
     4.2 Special Provisions for Grants to Officers or Directors. Rule 16b-3 provides that the grant of a stock option or restricted stock to a director or officer of a company subject to the Exchange Act will be exempt from the provisions of section 16(b) of the Exchange Act if the conditions set forth in Rule 16b-3 are satisfied. Unless otherwise specified by the Board, grants of Awards hereunder to individuals who are officers or directors of the Company for purposes of section 16(b) of the Exchange Act shall be made in a manner that satisfies the conditions of Rule 16b-3.
Article V. Stock Subject to the Plan
     5.1 Number. The total number of shares of Stock hereby made available and reserved for issuance under the Plan shall be 210,000. The aggregate number of shares of Stock available under this Plan shall be subject to adjustment as provided in section 5.3. The total number of shares of Stock may be authorized but unissued shares of Stock, or shares acquired by purchase as directed by the Board from time to time in its discretion, to be used for issuance pursuant to Awards granted hereunder.
     5.2 Unused Stock. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Stock subject thereto shall (unless the Plan shall have terminated) become available for other Awards under the Plan. If any shares of Stock that are subject to any Award of Restricted Stock are forfeited, such shares of Stock shall (unless the Plan shall have terminated) become available for other Awards under the Plan.
     5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, reclassification or other similar corporate change, the aggregate number of shares of Stock set forth in section 5.1 shall be appropriately adjusted by the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In any such case, the number and kind of shares that are subject to any Option (including any Option outstanding after termination of employment) and the Option price per share shall be proportionately and appropriately adjusted without any change in the aggregate Option price to be paid therefor upon exercise of the Option.
Article VI. Limitations
     6.1 Incentive Stock Options. In the cases of Incentive Stock Options, the total Fair Market Value (determined at the date of grant) of shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year under all plans of the Company under which incentive stock options may be granted (and all such plans of any Parent Corporation and any subsidiary corporations of the Company) shall not exceed $100,000. (Hereinafter, this requirement is sometimes referred to as the “$100,000 Limitation.”) Nothing in this section shall be deemed to prevent the grant of Options permitting exercise in excess of the maximums established hereby where such excess amount is treated as a Nonstatutory Option.
     6.2 Section 162(m) Limitations. The following limitations shall apply to grants of Awards under this Plan:
(a)	No individual Grantee shall be granted, in any fiscal year of the Company, Awards with respect to more than 100,000 shares of Stock in total.

(b)	In connection with his or her initial service, a Grantee may be granted Awards with respect to up to an additional 50,000 shares of Stock which shall not count against the limit set forth in section 6.2(a) above.

(c)	The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in section 5.3

(d)	If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Article XIII), the cancelled Award will be counted against the limits set forth in sections 6.2(a) and (b) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
Article VII. Duration of the Plan
     7.1 Duration of the Plan. The Plan shall be in effect until May 16, 2016 Any Awards outstanding at the end of such period shall remain in effect in accordance with their terms.
Article VIII. Terms of Stock Options
     8.1 Grant of Options. Subject to section 5.1 and Article VI, Options may be granted to Employees or Consultants at any time and from time to time as determined by the Board; provided, however, that Consultants may receive only Nonstatutory Options and may not receive Incentive Stock Options. The Board shall have complete discretion in determining the number of Options granted to each Grantee. In making such determinations, the Board may take into account the nature of services rendered by such Employee or Consultant, their present and potential contributions to the Company, and such other factors as the Board in its discretion shall deem relevant. The Board shall also determine whether an Option is to be an Incentive Stock Option or a Nonstatutory Option.
     8.2 No Tandem Options. Where an Option granted under this Plan is intended to be an Incentive Stock Option, the Option shall not contain terms pursuant to which the exercise of the Option would affect the Grantee’s right to exercise another Option, or vice versa, such that the Option intended to be an Incentive Stock Option would be deemed a tandem stock option within the meaning of the regulations under section 422 of the Code.
     8.3 Option Agreement; Terms and Conditions to Apply Unless Otherwise Specified. As determined by the Board on the date of grant, each Option shall be evidenced by an Option agreement (the “Option Agreement”) that includes the nontransferability provisions required by section 11.2 hereof and specifies: whether the Option is an Incentive Stock Option or a Nonstatutory Option; the Option price; the duration of the Option; the number of shares of Stock to which the Option applies; any vesting or exercisability restrictions which the Board may impose; in the case of an Incentive Stock Option, a provision implementing the $100,000 Limitation; and any other terms and conditions as shall be determined by the Board at the time of grant of the Option.
     All Option Agreements shall incorporate the provisions of this Plan by reference, with certain provisions to apply depending upon whether the Option Agreement applies to an Incentive Stock Option or to a Nonstatutory Option.
     8.4 Option Price. No Option granted pursuant to this Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted. Incentive Stock Options granted to Significant Stockholders shall have an Option price of not less than 110 percent of the Fair Market Value of the Stock on the date of grant.
     8.5 Term of Options. Each Option shall expire at such time as the Board shall determine when it is granted, provided, however, that no Option shall be exerciseable later than the tenth anniversary date of its grant.
     8.6 Exercise of Options. Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for all Grantees.
     8.7 Payment. Payment for all shares of Stock shall be made at the time that an Option, or any part thereof, is exercised, and no shares shall be issued until full payment therefor has been made. Such payment may be made in cash, outstanding shares of Stock, in combinations thereof, or any other method of payment approved by the Board; provided, however, that (i) the deposit of any withholding tax shall be made in accordance with applicable law and (ii) that such shares of Stock used to pay the exercise price have been held by the Participant for at least six months prior to the exercise date. If shares of Stock are being used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares. Any certificates evidencing shares of Stock used to pay the purchase price shall be accompanied by stock powers duly endorsed in blank by the registered holder of the certificate (with signatures thereon guaranteed). In the event the certificates tendered by the holder in such payment cover more shares than are required for such payment, the certificate shall also be accompanied by instructions from the holder to the Company’s transfer agent with regard to the disposition of the balance of the shares covered thereby.

     8.8 Prohibition on Repricing. Except for adjustments pursuant to section 5.3 and Article XIII, the per share Option price for any Option granted pursuant to this Plan may not be decreased after the date of grant nor may an outstanding Option be surrendered to the Company as consideration for the grant of a new Option with a lower Option price without the approval of the Company’s shareholders.
     8.9 Written Notice. A Grantee wishing to exercise an Option shall give written notice to the Company, in the form and manner prescribed by the Board. Full payment for the Options exercised, as provided in section 8.7 above, must accompany the written notice.
     8.10 Issuance of Stock Certificate. As soon as practicable after the receipt of written notice and payment, the Company shall deliver to the Grantee or to a nominee of the Grantee a certificate or certificates for the requisite number of shares of Stock.
     8.11 Privileges of a Shareholder. A Grantee or any other person entitled to exercise an Option under this Plan shall not have shareholder privileges with respect to any Stock covered by the Option until the date of issuance of a stock certificate for such Stock.
     8.12 Termination of Employment or Services. Except as otherwise expressly specified by the Board, all Options granted under this Plan shall be subject to the following termination provisions.
     (a) Death. If a Grantee’s employment in the case of an Employee, or provision of services as a Consultant in the case of a Consultant, terminates by reason of death, the Option may thereafter be exercised at any time prior to the expiration date of the Option or within 12 months after the date of such death, whichever period is the shorter, by the person or persons entitled to do so under the Grantee’s will or, if the Grantee shall fail to make a testamentary disposition of an Option or shall die intestate, the Grantee’s legal representative or representatives. The Option shall be exercisable only to the extent that such Option was exercisable as of the date of death.
     (b) Termination Other Than for Cause or Due to Death. In the event of a Grantee’s termination of employment in the case of an Employee, or termination of the provision of services as a Consultant in the case of a Consultant, other than for Cause or by reason of death, the Grantee may exercise such portion of his Option as was exercisable by him at the date of such termination (the “Termination Date”) at any time within three months of the Termination Date; provided, however, that where the Grantee is an Employee, and is terminated due to disability within the meaning of Code section 422, he may exercise such portion of his Option as was exercisable by him on his Termination Date within one year of his Termination Date. In any event, the Option cannot be exercised after the expiration of the original term of the Option. Options not exercised within the applicable period specified above shall terminate.
          In the case of an Employee, a change of duties or position within the Company, if any, shall not be considered a termination of employment for purposes of this Plan. The Option Agreements may contain such provisions as the Board shall approve with respect to the effect of approved leaves of absence upon termination of employment.

     (c) Termination for Cause. In the event of a Grantee’s termination of employment in the case of an Employee, or termination of the provision of services as a Consultant in the case of a Consultant, which termination is by the Company for Cause, any Option or Options held by him under the Plan, to the extent not exercised before such termination, shall forthwith terminate.
Article IX. Restricted Stock
     9.1 Grant of Restricted Stock. Subject to section 5.1 and Article VI, shares of Restricted Stock may be granted to Employees or Consultants at any time and from time to time as determined by the Board. The Board shall have complete discretion in determining the number of shares of Restricted Stock granted to each Grantee, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in section 9.3. The Board may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine. The provisions of Restricted Stock awards need not be the same with respect to each recipient. In making such determinations, the Board may take into account the nature of services rendered by such Employee or Consultant, their present and potential contributions to the Company, and such other factors as the Board in its discretion shall deem relevant.
     9.2 Awards and Certificates. Each Grantee receiving an Award of Restricted Stock shall be issued a certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:
          “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Merchants and Manufacturers Bancorporation, Inc., 5445 South Westridge Drive, New Berlin, Wisconsin 53151.”
          The Board may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.
     9.3 Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
     (a) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in section 9.3(f), during a period set by the Board, commencing with the date of such award (the “Restriction Period”), the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock. Within these limits, the Board may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance and such other factors or criteria as the Board may determine.
     (b) Except as provided in this section and section 9.3(a), the Grantee shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Board, cash dividends shall be automatically deferred and reinvested in additional Restricted Stock and dividends payable in Stock shall be paid in the form of Restricted Stock.
     (c) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and sections 9.3(a) and (d), upon termination of a Grantee’s employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the Grantee.
     (d) In the event of hardship or other special circumstances of a Grantee whose employment is involuntarily terminated (other than for Cause), the Board may waive in whole or in part any or all remaining restrictions with respect to such Grantee’s shares of Restricted Stock.
     (e) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unlegended certificates for such shares shall be delivered to the Grantee.
     (f) As determined by the Board on the date of grant, each Award of Restricted Stock shall be evidenced by a written agreement in a form to be established by the Board (the “Restricted Stock Agreement”) that specifies: the duration of the Restriction Period; the number of shares of Restricted Stock granted; any vesting or other restrictions which the Board may impose, and any other terms and conditions as shall be determined by the Board at the time of grant of the Restricted Stock. All Restricted Stock Agreements shall incorporate the provisions of this Plan by reference.
Article X. Change of Control Provisions
     10.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control (as defined in section 10.2), the Board may, in its sole and absolute discretion (or, if required pursuant to any Grantee’s written employment agreement, the Board shall for such Grantee), cause any Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested to become fully exercisable and vested to the full extent of the original grant or cause all restrictions applicable to any Restricted Stock to lapse and such Restricted Stock to become free of all restrictions and fully vested to the full extent of the original grant.
     10.2 Definition of Change of Control. For purposes of the Plan, a “Change of Control” shall mean, as to any Grantee, the definition of Change of Control in such Grantee’s written employment agreement or, if no such Employment Agreement or definition in such agreement exists, Change of Control shall mean the happening of any of the following events:

     (a) the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of section 10.2(c); or
     (b) individuals who, as of May 16, 2006, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
     (c) approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the approval of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

     (d) approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, [a] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, [b] less than 30% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 30% or more of the Outstanding Common Stock or Outstanding Voting Securities prior to the sale or disposition, and [c] at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the approval of the initial agreement, or of the action of the Board of Directors of the Company, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board of Directors of the Company.
Article XI. Rights of Grantees
     11.1 Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Employee’s employment, or any Consultant’s services, at any time, nor confer upon any Employee any right to continue in the employ of the Company, or upon any Consultant any right to continue to provide services to the Company.
     11.2 Nontransferability. Options granted under this Plan shall be nontransferable by the Grantee, other than by will or the laws of descent and distribution, and shall be exercisable during the Grantee’s lifetime only by the Grantee.
Article XII. Amendment, Modification
and Termination of the Plan
     12.1 Amendment, Modification, and Termination of the Plan. The Board may at any time terminate and from time to time may amend or modify the Plan. The Company shall obtain the approval of the shareholders to any amendment to this Plan to the extent necessary to comply with any applicable laws or the rules of any stock exchange or quotation system on which the Stock is listed or quoted. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Award under the Plan without the consent of the Grantee holding the Award. No amendment, modification or termination of the Plan shall in any manner adversely affect any outstanding Option under the Plan without the consent of the Optionee holding the Option.

Article XIII. Acquisition, Merger and Liquidation
     13.1 Acquisition. Notwithstanding anything herein to the contrary, in the event that an Acquisition (as defined below) occurs with respect to the Company, the Company shall have the option, but not the obligation, to cancel Options outstanding as of the effective date of the Acquisition, whether or not such Options are then exercisable, in return for payment to the Grantees for each Option of an amount equal to a reasonable, good faith estimate of an amount (hereinafter the “Spread”) equal to the difference between the net amount per share payable in the Acquisition, or as a result of the Acquisition, less the exercise price per share of the Option. In estimating the Spread, appropriate adjustments to give effect to the existence of the options shall be made, such as deeming the Options to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Options as being outstanding in determining the net amount per share. For purposes of this section, an “Acquisition” shall mean any transaction in which substantially all of the Company’s assets are acquired or in which a controlling amount of the Company’s outstanding shares are acquired, in each case by a single person or entity or an affiliated group of persons and/or entities. For purposes of this section, a controlling amount shall mean more than 50% of the issued and outstanding shares of stock of the Company. The Company shall have such an option regardless of how the Acquisition is effectuated, whether by direct purchase, through a merger or similar corporate transaction, or otherwise. In cases where the Acquisition consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before the liquidation can be completed.
     Where the Company does not exercise its option under this section 13.1, the remaining provisions of this Article XIII shall apply, to the extent applicable.
     13.2 Merger or Consolidation. Subject to section 13.1 and to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled in such merger or consolidation.
     13.3 Other Transactions. Subject to section 13.1, dissolution or a liquidation of the Company or a merger and consolidation in which the Company is not the surviving corporation shall cause every Option outstanding hereunder to terminate as of the effective date of the dissolution, liquidation, merger or consolidation. However, the Grantee either (i) shall be offered a firm commitment whereby the resulting or surviving corporation in a merger or consolidation will tender to the Grantee an option (the “Substitute Option”) to purchase its shares on terms and conditions both as to the number of shares and otherwise, which will substantially preserve to the Grantee the rights and benefits of the Option outstanding hereunder granted by the Company, or (ii) shall have the right immediately prior to such dissolution, liquidation, merger, or consolidation to exercise any unexercised Options whether or not then exercisable, subject to the provisions of this Plan. The Board shall have absolute and uncontrolled discretion to determine whether the Grantee has been offered a firm commitment and whether the tendered

Substitute Option will substantially preserve to the Grantee the rights and benefits of the Option outstanding hereunder. In any event, any Substitute Option for an Incentive Stock Option shall comply with the requirements of the Code.
Article XIV. Securities Registration
     14.1 Securities Registration. In the event that the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or any other applicable statute, any Awards or any Stock with respect to which an Award may be or shall have been granted or exercised, or to qualify any such Awards or Stock under the Securities Act of 1933, as amended, or any other statute, then the Grantee shall cooperate with the Company and take such action as is necessary to permit registration or qualification of such Awards or Stock.
     Unless the Company has determined that the following representation is unnecessary, each person exercising an Option or receiving an Award of Restricted Stock under the Plan may be required by the Company, as a condition to the issuance of the shares pursuant to exercise of the Option or Award, to make a representation in writing (a) that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, and (b) that before any transfer in connection with the resale of such shares, he will obtain the written opinion of counsel to the Company, or other counsel acceptable to the Company, that such shares may be transferred. The Company may also require that the certificates representing such shares contain legends reflecting the foregoing.
Article XV. Tax Withholding
     15.1 Tax Withholding. Whenever shares of Stock are to be issued in satisfaction of Options exercised under this Plan or pursuant to an Award of Restricted Stock, the Company shall have the power to require the recipient of the Stock to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements. Unless otherwise determined by the Board, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company, its subsidiaries and affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant.
Article XVI. Indemnification
     16.1 Indemnification. To the extent permitted by law, each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or the failure to take any action under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article XVII. Requirements of Law
     17.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     17.2 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the state of Wisconsin.
Article XVIII. Compliance with Code
     18.1 Compliance with Code. Incentive Stock Options granted hereunder are intended to qualify as “incentive stock options” under Code section 422. If any provision of this Plan is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with Incentive Stock Options granted under this Plan being treated as incentive stock options under the Code. Awards granted hereunder to any person who is a “covered employee” under Code section 162(m) at any time when the Company is subject to Code section 162(m) are intended to qualify as performance-based compensation within the meaning of Code section 162(m)(4)(C). If any provision of this Plan is susceptible to more than one interpretation, such interpretation shall be given thereto as is consistent with Awards granted under this Plan to such “covered employees” being treated as performance-based compensation under Code section 162(m).

ANNUAL MEETING OF SHAREHOLDERS OF
MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
May  16, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE – Call toll–free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1–800–PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   ê
■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS: To elect the four persons listed below as Class II Directors as discussed in the Proxy Statement dated April 14, 2006 attached hereto.					2.	APPROVAL OF THE MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. 2006 STOCK INCENTIVE PLAN. To adopt and approve the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Steven R. Blakeslee
		¡	Harold J. Mueller
☐	WITHHOLD AUTHORITY	¡	Sister Joel Read		The Board of Directors recommends a vote FOR the election of the four persons listed above and FOR approval of the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan.
	FOR ALL NOMINEES	¡	Donald A. Zellmer

☐	FOR ALL EXCEPT
(See instructions below)	3.	SHAREHOLDER PROPOSAL
						To vote on the shareholder proposal regarding engaging the services of a nationally or regionally recognized investment banking firm for the purpose of exploring the sale of Merchants.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the shareholder proposal.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
If any additional matters are properly presented, the persons named in the proxy will have the discretion to vote in accordance with their own judgment in such matters. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by written notice to the Secretary of the Corporation, or by submitting a later-dated proxy, or by attending the annual meeting and voting by ballot at such meeting. This Proxy will be voted in accordance with instructions given by the shareholder, but if no instructions are given, this Proxy will be voted to elect the persons listed above, to approve and adopt the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan and against adoption of the shareholder proposal to engage the services of a nationally or regionally recognized investment banking firm for the purpose of exploring the sale of Merchants. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated April 14, 2006, and the Proxy Statement enclosed herewith.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■